SECURITIES PURCHASE AGREEMENT

Dated as of October 29, 2010

among

CHINA DREDGING GROUP CO., LTD.

and

THE PURCHASERS LISTED ON EXHIBIT A

TABLE OF CONTENTS

i

Section 7.13	Severability	30

Section 7.14	Further Assurances	30

Section 7.15	Currency	31

Section 7.16	Termination	31

Section 7.17	Certificates	31

EXHIBIT LIST

Exhibit A	List of Purchasers

Exhibit B	Definition of Accredited Investor

Exhibit B-1	Accredited Investor Representations

Exhibit B-2	Non-US Persons Representations

Exhibit C	Amended and Restated Memorandum and Articles of Association

Exhibit D	Form of Registration Rights Agreement

Exhibit E	Form of Securities Escrow Agreement

Exhibit F	Form of Opinion of Maples & Calder, BVI Counsel

Exhibit G	Form of Opinion of Da Cheng, PRC Counsel

Exhibit 7.4	Form of Letter of Acceptance by the Purchaser Representative

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of October 29, 2010 by and among China Dredging Group Co., Ltd., a British Virgin Islands (“BVI”) business company (the “Company”), and each of the Purchasers whose names are set forth on Exhibit A hereto (individually, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), or Regulation S (“Regulation S”) as promulgated under the Securities Act and in connection therewith are making the appropriate representations set forth on Exhibit B hereto as hereinafter described;

WHEREAS, the Company is offering Class A Convertible Preferred Shares (the “Preferred Shares”), each initially convertible into one (1) ordinary share (the “Ordinary Shares”), subject to adjustment (the “Financing Transaction”);

WHEREAS, in connection with the Financing Transaction, the Company and the Purchasers are entering into certain other agreements, documents, instruments and certificates necessary to carry out the purposes hereof dated as of the date hereof, including but not limited to a registration rights agreement and a securities escrow agreement; and

WHEREAS, immediately prior to the consummation of the Financing Transaction, the Company will merge with Chardan Acquisition Corp. (“Chardan Corp.”) pursuant to an Agreement and Plan of Merger, dated the date hereof, by and among Chardan Corp., the Company, the shareholders of Chardan Corp. and the shareholders of the Company (the “Merger Agreement”), with the Company being the surviving entity of the Merger (the “Merger”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers hereby agree as follows:

ARTICLE I

Purchase and Sale of the Preferred Shares

Section 1.1             Purchase and Sale of Preferred Shares.  Upon the following terms and conditions, the Company is offering to each Purchaser the number of Preferred Shares set forth opposite such Purchaser’s name as set forth on Exhibit A attached hereto each initially convertible into one (1) Ordinary Share (subject to adjustment). The designation, rights, preferences and other terms and provisions of the Preferred Shares are set forth in the Company’s Amended Memorandum and Articles of Association, substantially in the form attached hereto as Exhibit C (the “Memorandum and Articles of Association”).

Section 1.2             Conversion Shares.  The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of shareholders, a number of authorized but unissued Ordinary Shares equal to one hundred percent (100%) of the number of Ordinary Shares as shall from time to time be sufficient to effect conversion of all of the Preferred Shares then issued. Any Ordinary Shares issuable upon conversion of the Preferred Shares (and such shares when issued) are herein referred to as the “Conversion Shares.” The Preferred Shares and the Conversion Shares are sometimes collectively referred to as the “Shares.”

Section 1.3             Purchase Price and Closing.  Subject to the terms and conditions hereof, the Company agrees to issue and sell to the Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase the Preferred Shares at a purchase price of USD $5.00 per Preferred Share (the “Purchase Price”) for an aggregate purchase price of no less than $5,000,000 (“Minimum Offering ”) and no more than $50,000,000 (the “Maximum Offering ”), provided, however that if the Company and Chardan Capital Markets LLC (the “Placement Agent”) mutually agree, the Company shall have the right to increase the Maximum Offering Amount to $75,000,000.  Provided that at least the Minimum Offering shall have been subscribed for, funds representing the sale thereof shall have been deposited in the Funds Escrow Account (as hereinafter defined) and shall have cleared, and all conditions to closing (the “Closing”) have been satisfied or waived, the closing of the purchase and sale of the Minimum Offering shall take place at the offices of Loeb & Loeb, LLP, 345 Park Avenue, New York, NY 10154 no later than October 29, 2010, which date may be extended for an additional 60 days by mutual agreement of the Company and the Placement Agent if funds representing the Minimum Offering have not been received by such date (the “Closing Date”).  Subject to the terms and conditions of this Agreement, at the Closing the Company shall deliver or cause to be delivered to each Purchaser a (i) if the Preferred Shares will be issued in certificated form, a certificate for the number of Preferred Shares set forth opposite the name of such Purchaser on Exhibit A hereto, and (ii) any other documents required to be delivered pursuant to Article IV hereof.  At the time of the Closing, each Purchaser shall have delivered its Purchase Price by wire transfer to the escrow account (“Funds Escrow Account”) pursuant to the escrow agreement between the Company and Collateral Agents LLC (“Funds Escrow Agent”) acting as the escrow agent (“Funds Escrow Agreement”) for the Closing.  Any funds deposited into the Funds Escrow Account within sixty (60) days after the Closing Date (“Post Closing Period”) shall be distributed to the Company after the deduction of the fee of seven (7.0) percent payable to Placement Agent in accordance with the terms of the Funds Escrow Agreement. No funds may be deposited into the Funds Escrow Account after the Post Closing Period.  The Company may, in its sole discretion, terminate the Offering if funds representing the Minimum Offering have not been received by December 29, 2010 and in such event the Company will instruct the Funds Escrow Agent to  return the funds deposited in the Funds Escrow Account to the respective Purchasers.

Section 1.4             Securities Escrow; Additional Issuance of Shares.

(a)          On the Closing Date, the Company shall enter into a Securities Escrow Agreement by and among the Company and Mars Harvest Co., Ltd. (the “Principal Shareholder”), the Purchaser Representative for the Purchasers (as defined in Section 3.7 hereof) and the escrow agent named therein (the “Securities Escrow Agent”), dated as of the Closing Date, substantially in the form of Exhibit E attached hereto (the “Securities Escrow Agreement”) and the Escrow Shares (as defined in the Securities Escrow Agreement) shall be deposited into the escrow account (the “Securities Escrow”) by the Principal Shareholder pursuant to the terms of the Securities Escrow Agreement.

(b)          The distribution of the Escrow Shares to the Purchasers shall be triggered by the Company’s failure to meet either or both of the performance thresholds (the “Performance Thresholds”) set forth below for the fiscal years ended December 31, 2010 (“Fiscal Year 2010”) and December 31, 2011 (“Fiscal Year 2011”).  If the Company does not meet the Performance Threshold for the applicable year, the escrow agent shall release and deliver an aggregate number of Escrow Shares to the Purchasers as set forth below, distributed to such Purchasers on a pro rata basis and rounded down to the nearest whole number of shares (no fractional shares will be issued):

(c)          If the (i) 2010 Adjusted Net Income (as defined below) is less than US$48,142,735 for Fiscal Year 2010,or (ii) the 2011 Adjusted Net Income (as defined below) is less than $US87,043,678 (“2011 Performance Threshold”) for Fiscal Year 2011, then the escrow agent shall release to each Purchaser such number of Escrow Shares calculated as follows:

Additional Shares= (Original Invested Shares X [Target EPS/Actual EPS]) - Original Invested Shares

(d)          Definitions: For the purposes of this Section,

“Actual 2010 EPS” shall mean the 2010 Adjusted Net Income for fiscal year 2010 divided by the number of fully diluted outstanding shares of the Company.

“Actual 2011 EPS” shall mean the 2011 Adjusted Net Income for fiscal year 2011 divided by the number of fully diluted outstanding shares of the Company.

“2010 Adjusted Net Income” shall mean the  Net Income (as hereinafter defined) for 2010 adjusted to exclude, for the purposes of determining whether a Performance Threshold has been met (even though GAAP may require contrary treatment): (i) any non-cash charges incurred as a result of the Financing Transaction, including without limitation, as a result of the issuance and/or conversion of the Preferred Shares, or as a result of the issuance of warrants to any placement agent and its designees in connection with another financing transaction,  (ii) expense recorded related to the release of the Escrow Shares to the Purchasers and/or the Principal Shareholder, as applicable, pursuant to the terms of the Securities Escrow Agreement, (iii)  (iv) expenses related to the transactions contemplated by this Agreement, the Merger Agreement, the Registration Rights Agreement and any of the other documents executed in connection therewith, including but not limited to the  Merger, the sale of the Preferred Shares, the registration and listing of the Shares and the establishment of the escrow accounts.”

“2011 Adjusted Net Income” shall mean the  Net Income reported by the Company in its 2011 Audited Financial Statements (as hereinafter defined) adjusted to exclude, for the purposes of determining whether a Performance Threshold has been met (even though GAAP may require contrary treatment): (i) any non-cash charges incurred as a result of the Financing Transaction, including without limitation, as a result of the issuance and/or conversion of the Preferred Shares, or as a result of the issuance of warrants to any placement agent and its designees in connection with another financing transaction,  (ii) expense recorded related to the release of the Escrow Shares to the Purchasers and/or the Principal Shareholder, as applicable, pursuant to the terms of the Securities Escrow Agreement, (iii)  (iv) expenses related to the transactions contemplated by this Agreement, the Merger Agreement, the Registration Rights Agreement and any of the other documents executed in connection therewith, including but not limited to the  Merger, the sale of the Preferred Shares, the registration and listing of the Shares and the establishment of the escrow accounts.”

“Audited Financial Statements” shall mean the consolidated financial statements of the Company prepared in accordance with US GAAP consistently applied, as certified by the Company’s independent registered public accounting firm.

“Certified Financial Statements” shall mean the unaudited financial statements of the PRC Operating Company (as hereinafter defined) for the period from January 1, 2010 through June 30, 2010, attached hereto as Schedule 1.4(d).

“Net Income” shall mean (i) for 2010, the sum of (x) the after-tax Net Income reported by the PRC Operating Company in the Certified Financial Statements, plus (y) the after-tax Net Income reported by the Company for the six month period from July 1, 2010 through December 31, 2010 (the “Consolidation Period”), which is derived for the Consolidation Period from the Company’s 2010 Audited Financial Statements, and (ii) for 2011, the after-tax Net Income reported by the Company in its 2011 Audited Financial Statements for 2011.

“Original Invested Shares” shall mean the number of Ordinary Shares into which all Preferred Shares purchased by the Purchaser set forth on Exhibit A hereto are convertible (before giving effect to the accrual of dividends, if any).

“Target EPS” shall mean the Performance Threshold for the applicable year divided by the number of fully diluted outstanding shares of the Company.

(e)          (i) Evidence of 2010 Adjusted Net Income. The Company shall arrange for its auditor to deliver (x) (i) a certified copy of the 2010 Audited Financial Statements, and (ii) the Certified Financial Statements to the Securities Escrow Agent and the Purchaser Representative as soon as practicable after completion.  In connection therewith, the Company shall prepare and deliver a calculation of the 2010 Adjusted Net Income for the fiscal year 2010, which shall also separately include a calculation of the 2010 Adjusted Net Income of the Company for the Consolidation Period that has been reviewed by the auditor, and if applicable, a calculation of the pro rata Escrow Shares to be distributed to the Purchasers, as promptly as practicable after its receipt of the 2010 Audited Financial Statements. .

(ii) Evidence of 2011 Adjusted Net Income.   The Company shall arrange for its auditor to deliver the 2011 Audited Financial Statements to the to the Securities Escrow Agent and the Purchaser Representative as soon as practicable after completion.  The Company shall prepare and deliver a calculation of the 2011 Adjusted Net Income, and if applicable, a calculation of the pro rata Escrow Shares to be distributed to the Purchasers, as promptly as practicable after its receipt of the 2011 Audited Financial Statements, as the case may be.

(iii) The Securities Escrow Agreement shall provide that in the event a Performance Threshold is not met for an applicable year, the Company shall instruct the Securities Escrow Agent to send to the Company’s transfer agent a share certificate(s) representing the number of Escrow Shares required hereunder to be distributed to the Purchasers from the Securities Escrow following receipt of the certified Audited Financial Statements for the applicable year. If the Company does not achieve the 2010 Performance Threshold or the 2011 Performance Threshold, the Company agrees to use its best efforts to cause the transfer agent to promptly transfer the required number of Escrow Shares to the Purchasers pursuant to the formula set forth above, including sending to the transfer agent an instruction letter to transfer the Escrow Shares to the Purchasers listed on Exhibit A attached hereto setting forth the number of Escrow Shares each Purchaser is to receive, together with together with an opinion of Company counsel if required by the transfer agent.

ARTICLE II

Representations and Warranties

Section 2.1             Representations and Warranties of the Company and its Subsidiaries.  The Company hereby represents and warrants to the Purchasers on behalf of itself and its Subsidiaries (as hereinafter defined)  as of the date hereof (except as may be set forth on the Schedules attached hereto), as follows:

(a)            Organization, Good Standing and Power. Each of the Company and its Subsidiaries is a corporation or other entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable) and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  Except as set forth on Schedule 2.1(a), each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect .

(b)           Corporate Power; Authority and Enforcement. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), the Securities Escrow Agreement, the Memorandum and Articles of Association, (collectively, the “Transaction Documents”) and to issue and sell the Preferred Shares in accordance with the terms hereof. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or shareholders is required.  Each of the Transaction Documents constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)           Shares. The authorized shares of the Company and the shares thereof currently issued as of the date hereof prior to the effectiveness of this Agreement and following the Merger is set forth on Schedule 2.1(c) hereto.  All of the issued and outstanding Ordinary Shares of the Company have been duly and validly authorized. Except as contemplated by the Transaction Documents or as set forth on Schedule 2.1(c) hereto:

(i)           no Ordinary Shares are entitled to preemptive, conversion or other rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of the Company;

(ii)          there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the Company or options, securities or rights convertible into shares of the Company;

(iii)         the Company is not a party to any agreement granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities; and

(iv)         the Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the Company.

To the knowledge of the Company, the offer and sale of all authorized shares, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable BVI, U.S. Federal and state securities laws.  The Company has furnished or made available to the Purchasers true and correct copies of the Company’s Memorandum and Articles of Association, as amended and in effect on the date hereof.  Except as restricted under applicable federal, state, local or foreign laws and regulations, the Memorandum and Articles of Association or the Transaction Documents, or as set forth on Schedule 2.1(c), no written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of the Company shall limit the payment of dividends on the Company’s Preferred Shares or its Ordinary Shares.

(d)           Issuance of Shares. The Preferred Shares, when paid for or issued in accordance with the terms hereof, will be validly issued and outstanding, fully paid and nonassessable and entitled to the rights and preferences set forth in the Memorandum and Articles of Association and, immediately after the Closing, the Purchasers will be the record owners of all of such securities and have good and valid title to all of such securities, free and clear of all encumbrances. When the Conversion Shares and any Ordinary Shares which may be issued to the Purchasers as set forth in the Memorandum and Articles of Association are issued in accordance with the terms of the Memorandum and Articles of Association, such Conversion Shares and additional Ordinary Shares, if applicable, will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, and the holders will be entitled to all rights accorded to a holder of Ordinary Shares and will be the record owners of all of such securities and have good and valid title to all of such securities, free and clear of all encumbrances.

(e)            Subsidiaries. All Subsidiaries of the Company are listed on Schedule 2.1(e) hereto, which also sets forth for each Subsidiary (i) the jurisdiction of its incorporation or organization, (ii) the actual and contingent percentage of ownership of each Subsidiary and (iii)the organization of the structure and capitalization of each Subsidiary. Except as set forth on Schedule 2.1(e) and as contemplated in the MCP Agreements (as defined below), there are no issued and outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary for the purchase or acquisition of any shares of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares. Except as contemplated by the Transaction Documents, neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence for any Subsidiary. Other than as contemplated in the MCP Agreements, neither the Company nor any Subsidiary is a party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of any Subsidiary.  For the purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which at least 50% of the securities or other ownership interests are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries or for which the Company or its Subsidiaries have a majority of the voting power (absolutely or contingently) and directly or indirectly, as a result of the operation of any contracts or agreements) for the election of directors or other persons performing similar functions. Except as set forth on Schedule 2.1(e), all of the issued and outstanding shares of each Subsidiary has been duly authorized and validly issued, and are fully paid and nonassessable.  As used herein, the “MCP Agreements” refer to the six agreements, each dated as of June 30, 2010, pursuant to which Fujian WangGang Dredging Construction Co., Ltd., a wholly foreign owned enterprise, manages the operations of Fujian Xing Gang Port Service Co., Ltd. (the “PRC Operating Company”) and is entitled to receive 100% of the net profits of the PRC Operating Company in consideration thereof.

(f)            Commission Documents, Financial Statements. Except as set forth on Schedule 2.1(f), prior to the Merger, Chardan Corp. filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”).  The Company has not provided to the Purchasers any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by the Company but which has not been so disclosed, other than (i) with respect to the transactions contemplated by this Agreement, or (ii) pursuant to a non-disclosure or confidentiality agreement signed by the Purchasers.  The audited financial statements for the years ended December 31, 2008 and December 31, 2009 and the Certified Financial Statements (collectively, the “PRC Operating Company Financial Statements”) of the PRC Operating Company delivered to the Purchasers have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) or (ii) as set forth on Schedule 2.1(f)), and fairly present in all material respects the consolidated financial position of the PRC Operating Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g)            No Material Adverse Effect. Since June 30, 2010 neither the Company, nor the Subsidiaries, has experienced or suffered any Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties, or financial condition of the Company or its Subsidiaries, individually, or in the aggregate and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under this Agreement in any material respect.

(h)            No Undisclosed Liabilities.  Other than as disclosed on Schedule 2.1(h) or set forth in the Commission Documents to the knowledge of the Company, neither the Company, nor the Subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of their respective businesses or in connection with the Merger or this Agreement since June 30, 2010 and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on Chardan Corp., the Company, or any of the Subsidiaries. As used throughout this Agreement, “ordinary course” shall include the leasing and/or purchase of dredging vessels.

(i)             No Undisclosed Events or Circumstances. To the Company’s knowledge, no event or circumstance has occurred or exists with respect to the Company  or the Subsidiaries or their respective businesses, properties, operations or financial condition, which would require public disclosure under the U.S. federal securities laws, rules or regulations.

(j)             Indebtedness. The PRC Operating Company Financial Statements set forth all outstanding secured and unsecured Indebtedness of  the PRC Operating Company or for which the PRC Operating Company has commitments as of the date of the PRC Operating Company Financial Statements or any subsequent period that would have required disclosure in the PRC Operating Company Financial Statements. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $4,000,000 (other than trade accounts payable incurred in the ordinary course of business and obligations incurred in connection with the Merger or this Agreement), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of  $4,000,000 due under leases required to be capitalized in accordance with GAAP.  Neither the Company nor any Subsidiary is in default in any material respect in connection with any Indebtedness, except as would not have a Material Adverse Effect. As of the date hereof, neither the Company, nor any Subsidiary other than the PRC Operating Company nor Chardan Corp. (prior to the Merger) has incurred any Indebtedness (as defined above) other than as set forth on Schedule 2.1(j).

(k)            Title to Assets. The PRC Operating Company has good and marketable title to (i) all properties and assets purportedly owned or used by it and (ii) all properties and assets necessary for the conduct of its business as currently conducted, free and clear of any Lien (defined in Section 2.1(o) below), except as disclosed in the PRC Operating Company Financial Statements and except for Permitted Liens (defined below). All leases are valid and subsisting and in full force and effect.   As used herein, Permitted Liens shall mean (a) Liens for taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; (d) Liens on any property leased by the Company or any of its subsidiaries; and (d) Liens that would not have a Material Adverse Effect.

(l)             Actions Pending. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or any other proceeding pending or, to the knowledge of the Company, threatened against or involving the Company or any Subsidiary (i) which questions the validity of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto or (ii) involving any of their respective properties or assets which individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or the Subsidiaries or to the knowledge of the Company, any of their respective executive officers or directors in their capacities as such.

(m)           Compliance with Law.  Except as set forth on Schedule 2.1(m), and in accordance with generally accepted current interpretations of PRC law and regulations, the Company and the Subsidiaries have all material franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of their respective business as now being conducted by them unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(n)            No Violation.  The business of the Company and the Subsidiaries, to the knowledge of the Company, is not being conducted in violation of the generally accepted current interpretations of any applicable national level, state or local governmental laws, or rules, regulations and ordinances of any governmental entity. Neither the Company nor any Subsidiary is required under national level, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents, or issue and sell the Preferred Shares and the Conversion Shares in accordance with the terms hereof or thereof (other than (x) any consent, authorization or order that has been obtained as of the date hereof, (y) any filing or registration that has been made as of the date hereof or (z) any filings which may be required to be made by the Company with the Commission or United States state securities administrators or other governments or government agencies subsequent to the Closing).

(o)            No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated herein and therein do not and will not (i) violate any provision of the Company’s Memorandum and Articles of Association, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which it or its properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, pledge, charge or encumbrance (collectively, “Lien”) of any nature on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any national level, state or local statute, rule, regulation, order, judgment or decree (including United States Federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected, provided, however, that, excluded from the foregoing in all cases are such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

(p)            Taxes. Each of the Company and the Subsidiaries, to the extent its applicable, has accurately prepared and filed all national level, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the consolidated financial statements of the Company for all current taxes and other charges to which the Company and the Subsidiaries, if any, are subject and which are not currently due and payable, except for any such filings or provisions which would not have a Material Adverse Effect. None of the United States federal income tax returns of the Company have been audited by the Internal Revenue Service. Except as set forth on Schedule 2.1(p), the Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal, state or foreign) of any nature whatsoever, whether pending or threatened against the Company or any Subsidiary for any period prior to the date hereof, nor of any basis for any such assessment, adjustment or contingency.

(q)            Certain Fees. Except  for the fees to be paid to the Placement Agent in connection with the transactions contemplated by the Agreement, no brokers fees, finders fees or financial advisory fees or commissions will be payable by the Company with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

(r)            Disclosure. Neither this Agreement nor the Schedules hereto furnished to the Purchasers by the Company or its the Subsidiaries in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, taken as a whole and in the light of the circumstances under which they were made herein or therein, not false or misleading.

(s)            Intellectual Property. Each of the Company and the Subsidiaries, owns or has the lawful right to use all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations, if any, and all rights with respect to the foregoing, if any, which are necessary for the conduct of their respective business as now conducted without any conflict with the rights of others, except where the failure to so own or possess would not have a Material Adverse Effect.

(t)            Books and Records; Internal Accounting Controls. The books and records of the Company and the Subsidiaries accurately reflect in all material respects the information relating to the business of the Company and the Subsidiaries, the ownership of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company and the Subsidiaries.  Except as disclosed on Schedule 2.1(t), the Company and the Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP to be able to have such statements audited and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(u)            Transactions with Affiliates. Except for the MCP Agreements, or as set forth in the Financial Statements, the Commission Documents, the PRC Operating Company Financial Statements or any employment arrangements, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company or any Subsidiary on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any Subsidiaries, or any person owning any shares of the Company or any Subsidiary or any member of the immediate family of such officer, employee, consultant, director or shareholder or any corporation or other entity controlled by such officer, employee, consultant, director or shareholder, or a member of the immediate family of such officer, employee, consultant, director or shareholder.

(v)            Securities Act of 1933. Assuming the accuracy of the representations of the Purchasers set forth in Section 2.2 (d)-(j) hereof, the Company has complied and will comply with all applicable United States federal and state or foreign securities laws in connection with the offer, issuance and sale of the Preferred Shares hereunder. Neither the Company nor, to the knowledge of the Company, anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Preferred Shares or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of the Preferred Shares in violation of the registration provisions of the Securities Act and applicable state securities laws, and neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Preferred Shares.

(w)           Governmental Approvals. Except for the filing of any notice prior or subsequent to the Closing Date that may be required under applicable United States state and/or Federal securities laws (which if required, shall be filed on a timely basis), including the filing of a Form D and a registration statement or statements pursuant to the Registration Rights Agreement, no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the Preferred Shares or for the performance by the Company of its obligations under the Transaction Documents.

(x)            Employees. Neither the Company nor any Subsidiary has any collective bargaining arrangements covering any of its employees.  Schedule 2.1(x) sets forth a list of the employment contracts, agreements regarding proprietary information, non-competition agreements, non-solicitation agreements, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or any Subsidiary.

(y)           Absence of Certain Developments. Except as contemplated by this Agreement, the Transaction Documents, the MCP Agreements or disclosed on Schedule 2.1(y), since June 30, 2010 through the date hereof neither the Company nor any of the Subsidiaries have:

(i)           issued any shares, bonds or other debt or equity securities or any rights, options or warrants with respect thereto;

(ii)          borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business;

(iii)         discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), in excess of $1,000,000, other than current liabilities paid in the ordinary course of business;

(iv)         declared or made any payment or distribution of cash or other property to shareholders with respect to its shares, or purchased or redeemed, or made any agreements so to purchase or redeem, any of its shares;

(v)          sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;

(vi)         sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business or to the Purchasers or their representatives;

(vii)        suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

(viii)       made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(ix)          made any single capital expenditures or commitments therefor in excess of $1,000,000 dollars;

(x)           entered into any other material transaction other than in the ordinary course of business,;

(xi)          made charitable contributions or pledges in excess of $1,000,000;

(xii)         suffered any material damage, destruction or casualty loss, whether or not covered by insurance; or

(xiii)        experienced any material problems with labor or management in connection with the terms and conditions of their employment or labor services contracts.

(z)           Public Utility Holding Company Act; Investment Company Act and U.S. Real Property Holding Corporation Status. The Company is not a “holding company” or a “public utility company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon the Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.  The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.

(aa)         ERISA. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan (as defined below) by the Company or any of its Subsidiaries which is or would be materially adverse to the Company and its Subsidiaries. The execution and delivery of this Agreement and the other Transaction Documents and the issuance and sale of the Preferred Shares will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended, provided, that, if any of the Purchasers, or any person or entity that owns a beneficial interest in any of the Purchasers, is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) with respect to which the Company is a “party in interest” (within the meaning of Section 3(14) of ERISA), the requirements of Sections 407(d)(5) and 408(e) of ERISA, if applicable, are met. As used in this Section 2.1(bb), the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any Subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any Subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

(bb)         No Integrated Offering. Neither the Company nor to the knowledge of the Company any of its affiliates, or any person acting on its behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Preferred Shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Preferred Shares pursuant to Rule 506 under the Securities Act, nor will the Company or any of its affiliates take any action or steps that would cause the offering of the Preferred Shares to be integrated with other offerings by the Company within the last six months for purposes of the Securities Act which would require the registration of any such securities under the Securities Act. The Company does not have any registration statement pending before the Commission or currently under the Commission’s review.

(cc)          Sarbanes-Oxley Act. The Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, that are effective and for which compliance by the Company is required as of the date hereof.

(dd)         No Additional Agreements.  Neither the Company nor any Subsidiary  has any agreement or understanding with any Purchaser with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

(ee)          Foreign Corrupt Practices Act.  Neither the Company nor the Subsidiaries, nor to the knowledge of the Company or the Subsidiaries, any agent or other person acting on behalf of the Company or the Subsidiaries, has, directly or indirectly, (i) used any funds, or will use any proceeds from the sale of the Preferred Shares, for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company, or any Subsidiary of the Company (or made by any Person acting on their behalf of which the Company is aware) or any members of their respective management which is in violation of any applicable law, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder which was applicable to the Company or any of its Subsidiaries.

(ff)           PFIC.  None of the Company or any of its Subsidiaries is or intends to become a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended.

(gg)         OFAC. None of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of any of the Company or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Preferred Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary of the Company, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(hh)         Money Laundering Laws. The operations of each of the Company and the Subsidiaries have been conducted at all times in compliance with the money laundering requirements of all applicable governmental authorities and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental authority or any arbitrator involving any of the Company or the Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

(ii)            Representations and Warranties Made in Merger Agreement.  The Purchasers shall receive the benefit of the representations and warranties made by (i) the Company and the Company Shareholders, and made by (ii) Chardan Corp. and its shareholders in the Merger Agreement as if the representations and warranties were made directly to the Purchasers as of the date hereof in this Agreement.

Section 2.2             Representations and Warranties of the Purchasers.  Each Purchaser hereby makes the following representations and warranties to the Company as of the date hereof, with respect solely to itself and not with respect to any other Purchaser:

(a)            Organization and Good Standing of the Purchasers.  If the Purchaser is an entity, such Purchaser is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)            Authorization and Power.  Each Purchaser has the requisite power and authority to enter into and perform this Agreement and each of the other Transaction Documents to which such Purchaser is a party and to purchase the Preferred Shares being sold to it hereunder. The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which such Purchaser is a party by such Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, partnership or limited liability company action, and no further consent or authorization of such Purchaser or its Board of Directors, shareholders, partners, members, or managers, as the case may be, is required. This Agreement and each of the other Transaction Documents to which such Purchaser is a party has been duly authorized, executed and delivered by such Purchaser and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with the terms hereof.

(c)            No Conflicts.  The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which such Purchaser is a party and the consummation by such Purchaser of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Purchaser’s charter documents, bylaws, operating agreement, partnership agreement or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which such Purchaser is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on such Purchaser). Such Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or any other Transaction Document to which such Purchaser is a party or to purchase the Preferred Shares in accordance with the terms hereof, provided, that for purposes of the representation made in this sentence, such Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

(d)            Status of Purchasers.  Each Purchaser is an “accredited investor” as defined in Regulation D, or a “non-US person” as defined in Regulation S. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Purchaser is not a broker-dealer, nor an affiliate of a broker-dealer.

(e)            Acquisition for Investment.  Each Purchaser is acquiring the underlying Preferred Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with a distribution. The Purchaser does not have a present intention to sell the Preferred Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Preferred Shares to or through any person or entity; provided, however, that by making the representations herein and subject to Section 2.2(j) below, such Purchaser does not agree to hold the Preferred Shares for any minimum or other specific term and reserves the right to dispose of the Preferred Shares at any time in accordance with Federal and state securities laws applicable to such disposition. Each Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Preferred Shares and that it has been given full access to such records of the Company and the Subsidiaries and to the officers of the Company and the Subsidiaries and received such information as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company. Each Purchaser further acknowledges that such Purchaser understands the risks of investing in companies domiciled and/or which operate primarily in the PRC and in the BVI and Hong Kong, the domiciles of the Company and certain Subsidiaries and that the purchase of the Preferred Shares involves substantial risks. Each Purchaser acknowledges that it has requested and received the Private Placement Memorandum relating to the purchase of Preferred Shares and has (i) read and understands the risks that are disclosed therein, and (ii) acknowledges that such risks are not all of the risks entailed in the purchase of  the Preferred Shares.

(f)            Additional Representations and Warranties of Accredited Investors.  Each Purchaser indicating that such Purchaser is an Accredited Investor on its signature page to this Agreement, severally and not jointly, further makes the representations and warranties to the Company set forth on Exhibit B-1.

(g)            Additional Representations and Warranties of Non-U.S. Persons.  Each Purchaser indicating that it is not a U.S. person on its signature page to this Agreement, severally and not jointly, further makes the representations and warranties to the Company set forth on Exhibit B-2.

(h)            Opportunities for Additional Information. Each Purchaser acknowledges that such Purchaser has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company.

(i)             No General Solicitation.  Each Purchaser acknowledges that the Preferred Shares were not offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

(j)             Rule 144.  Such Purchaser understands that the Shares must be held indefinitely unless such Shares are registered under the Securities Act or an exemption from registration is available. Such Purchaser acknowledges that such Purchaser is familiar with Rule 144, of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such person has been advised that Rule 144 permits resales only under certain circumstances. Such Purchaser understands that to the extent that Rule 144 is not available, such Purchaser will be unable to sell any Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(k)            General.  Such Purchaser understands that the Preferred Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of Federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Preferred Shares.

(l)             Independent Investment.  Except as may be disclosed in any filings with the Commission by the Purchasers under Section 13 and/or Section 16 of the Exchange Act, no Purchaser has agreed to act with any other Purchaser for the purpose of acquiring, holding, voting or disposing of the Shares purchased hereunder for purposes of Section 13(d) under the Exchange Act, and each Purchaser is acting independently with respect to its investment in the Shares.

(m)           Brokers.  Other than the payments to the Placement Agent, no Purchaser has any knowledge of any brokerage or finder’s fees or commissions that are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person or entity with respect to the transactions contemplated by this Agreement.

(n)            Confidential Information.  Each Purchaser agrees that such Purchaser and its employees, agents and representatives will keep confidential and will not disclose, divulge or use (other than for purposes of monitoring its investment in the Company) any confidential information which such Purchaser has or may obtain from the Company pursuant to the purchase of Preferred Shares, including without limitation financial statements, reports and other materials submitted by the Company to such Purchaser pursuant to this Agreement, unless such information is known to the public through no fault of such Purchaser or his or its employees or representatives; provided, however, that a Purchaser may disclose such information (i) to its attorneys, accountants and other professionals in connection with their representation of such Purchaser in connection with such Purchaser’s investment in the Company, (ii) to any prospective permitted transferee of the Shares, so long as the prospective transferee agrees to be bound by the provisions of this Section or (iii) to any general partner or affiliate of such Purchaser.

ARTICLE III

Covenants

The Company covenants with each of the Purchasers as follows, which covenants are for the benefit of the Purchasers and their permitted assignees (as defined herein).

Section 3.1             Securities Compliance.  The Company shall notify the Commission in accordance with its rules and regulations, of the transactions contemplated by any of the Transaction Documents, including filing a Form D with respect to the Preferred Shares and the Conversion Shares as required under Regulation D and applicable “blue sky” laws, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Preferred Shares and Conversion Shares to the Purchasers or subsequent holders.

Section 3.2             Rule 144.   Subject to the terms of the Transaction Documents, the Company further covenants that it will take such further action as the Purchasers may reasonably request, all to the extent required from time to time to enable the Purchasers to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, as amended.

Section 3.3             Compliance with Laws.  The Company shall comply, and cause each Subsidiary to comply with all applicable laws, rules, regulations and orders, except where the failure to do so would not have a Material Adverse Effect.

Section 3.4             Keeping of Records and Books of Account.  The Company shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made and can be conformed with U.S. GAAP consistently applied, reflecting all financial transactions of the Company and the Subsidiaries and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other financial accruals in connection with its business shall be recorded.

Section 3.5             Reporting Requirements.   The Company shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. In addition, the Company covenants to release financial and capitalization information on a quarterly basis on Form 6-K similar to the information reported on Form 10-Q for a U.S filer.

Section 3.6             Other Agreements.  The Company shall not enter into any agreement the terms of which would restrict or impair the ability of the Company to perform its obligations under any Transaction Document.

Section 3.7             Approval of Purchaser Representative.  The parties hereto agree that the initial purchaser representative shall be Guibao Liu, on behalf of CNH Partners, LLC (the “Purchaser Representative”). In the event that Guibao Liu resigns from serving as the Purchaser Representative or is no longer able to serve, the Purchaser who initially purchased the largest percentage of the Preferred Shares may appoint a new Purchaser Representative.

Section 3.8             Disclosure of Transaction.  The Company shall issue a press release describing the material terms of the transactions contemplated hereby (the “Press Release”) as soon as practicable after the Closing. The Company shall also file with the Commission in accordance with the rules of the Exchange Act, a Form 20-F describing the material terms of the transactions contemplated hereby (and attaching as exhibits thereto this Agreement, the Registration Rights Agreement, the Memorandum and Articles of Association, the Escrow Agreements, and the Press Release) in accordance with the filing requirements of the Exchange Act.

Section 3.9             Pledge of Securities.  The Company acknowledges and agrees that the Shares may be mortgaged, charged or pledged by a Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by Ordinary Shares. The pledge of Ordinary Shares shall not be deemed to be a transfer, sale or assignment of the Ordinary Shares hereunder, and no Purchaser effecting a charge or pledge of Ordinary Shares shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document; provided, that a Purchaser and its charge or pledgee shall be required to comply with the provisions of Article V hereof in order to effect a sale, transfer or assignment of Ordinary Shares to such charge or pledgee. At a Purchaser’s expense, the Company hereby agrees to execute and deliver such documentation as a charge or pledgee of the Ordinary Shares may reasonably request in connection with a pledge or charge of the Ordinary Shares to such charge or pledgee by a Purchaser, in accordance with applicable laws relating to the transfer of the securities.

Section 3.10           Right to Participate in Future Financing.  The Purchasers shall have the right to participate and purchase in any equity financing of the Company as set forth in the Company’s Memorandum and Articles of Association.

Section 3.11           Board Committees.  The Company shall form audit, compensation and nominating and corporate governance committees in accordance with the applicable requirements to list on a national securities exchange as soon as practicable after the Closing.

Section 3.12         Preferred Shares Protective Rights.  So long as 2,500,000 Preferred Shares remain issued, the Company shall not take any of the following actions other than as may be contemplated by the transactions described herein without the approval of the Purchaser Representative:

(i)           Replace the independent auditor and make material changes in the accounting policies and statutory accounts of the Company or the Subsidiaries;

(ii)          Enter into any loan or investment or credit support (other than normal trade credit) agreement or arrangement or give any guarantee or indemnity, in excess of $8,000,000 in a single transaction;

(iii)         Enter into any acquisition, disposal of less than or the equivalent of 50% of the value of the assets of the Company, merger, joint venture, association, partnership agreement or arrangement or other business combination with any party (other than in the normal course of business) where those activities or relationships would represent 10% or more of the consolidated turnover of the Company;

(iv)         Change the maximum number of authorized shares or change the rights attached to any class of ordinary or preferred shares, or capitalize any debenture;

(v)          Issue any new shares or options (including warrants, options or other rights to acquire shares) which issuance would exceed 5% of the issued shares of the Company on a fully diluted basis as of the Closing;

(vi)         Enter into any transactions not made on a bona fide arm’s length basis in the ordinary course of business;

(vii)        Enter into any business arrangement with any of the directors or other substantial shareholders of the Company and any related party transactions other than ordinary course, commercial transactions;

(viii)       Make any capital expenditures or asset purchases or enter into leases that are thirty per cent greater than that contemplated in the Company’s business plan or annual budget;

(ix)          Declare any dividends; and

(x)           Propose any resolution to dissolve, wind up or liquidate the Company.

Section 3.13         Deposit of Net Proceeds.  The Company agrees to maintain no less than three percent of the net proceeds received from this Financing Transaction in a bank account in Hong Kong or other suitable jurisdiction for the payment of expenses related to the transactions contemplated hereby and any penalty obligations payable to the Purchasers.

Section 3.14           Transfer Agent.  The Company has selected a transfer agent for its securities who will be appointed as transfer agent promptly after the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

CONDITIONS

Section 4.1             Conditions Precedent to the Obligation of the Company to Sell the Preferred Shares.  The obligation hereunder of the Company to issue and sell the Preferred Shares to the Purchasers is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a)            Accuracy of Each Purchaser’s Representations and Warranties.  The representations and warranties of each Purchaser in this Agreement and each of the other Transaction Documents to which such Purchaser is a party shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

(b)            Performance by the Purchasers. Each Purchaser shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Closing.

(c)            No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d)            Delivery of Purchase Price. Funds representing at least the Minimum Offering for the Preferred Shares shall have been deposited in the Funds Escrow Account and have been cleared for immediate withdrawal.

(e)            Delivery of Transaction Documents. The Transaction Documents to which the Purchasers are parties shall have been duly completed, executed and delivered by the Purchasers to the Company.

Section 4.2             Conditions Precedent to the Obligation of the Purchasers to Purchase the Preferred Shares.  The obligation hereunder of each Purchaser to acquire and pay for the Preferred Shares is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for each Purchaser’s sole benefit and may be waived by such Purchaser at any time in its sole discretion.

(a)            Accuracy of the Company’s Representations and Warranties. Each of the representations and warranties of the Company in this Agreement and the other Transaction Documents shall be true and correct in all respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all respects as of such date.

(b)            Performance by the Company. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

(c)            No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d)            No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any, or any of the officers, directors or affiliates of the Company or any Subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions, except for any such action which would not have a Material Adverse Effect.

(e)            Memorandum and Articles of Association . Prior to the Closing, the Memorandum and Articles of Association, shall conform with those set forth in Exhibit C.

(f)            Opinion of Counsel, Etc. On the Closing Date, the Purchasers shall have received an opinion of (i) BVI legal counsel to the Company, dated the date of the Closing, in substantially the form of Exhibit F hereto, and (ii)  DaCheng, PRC counsel to the Company, dated the date of the Closing with respect to the restructuring of the Subsidiaries in substantially the form of Exhibit G.

(g)            Registration Rights Agreement. On the Closing Date, the Company shall have executed and delivered the Registration Rights Agreement to each Purchaser substantially the form of Exhibit D hereto.

(h)            Issuance of Preferred Shares. The Company, at its option, shall cause its registered agent to either (i) deliver to the Purchasers the share certificates for the Preferred Shares being acquired by such Purchaser at the Closing to such address set forth next to each Purchasers name on Exhibit A with respect to the Closing or (ii) to record the number of Preferred Shares acquired by the Purchaser in the register of members of the Company.

(i)             Resolutions. The Board of Directors of the Company shall have adopted resolutions consistent with Section 2.1(b) hereof in a form reasonably acceptable to such Purchaser.

(j)             Reservation of Shares. As of the Closing Date, the Company shall, in accordance with BVI law, have reserved out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, a number of Ordinary Shares equal to one hundred percent (100%) of the aggregate number of Conversion Shares issuable upon conversion of the Preferred Shares..

(k)            Secretary’s Certificate. The Company shall have delivered to such Purchaser a secretary’s (or other officer’s) certificate, dated as of the Closing Date, as to (i) the resolutions adopted by the Board of Directors of the Company consistent with Section 2.1(b), (ii) the Articles, each as in effect at the Closing, and (iii) the authority and incumbency of the officers of the Company executing the Transaction Documents.

(l)             Officer’s Certificate. The Company shall have delivered to the Purchasers a certificate of an executive officer of the Company, dated as of the Closing Date, confirming the accuracy of the Company’s representations, warranties and covenants as of the Closing Date and confirming the compliance by the Company with the conditions precedent set forth in this Section 4.2 as of the Closing Date.

(m)           Funds Escrow Agreement. On the Closing Date, funds representing the Minimum Offering shall have been deposited in the Funds Escrow Account and shall have cleared for immediate withdrawal.

(n)            Securities Escrow Agreement. On the Closing Date, the Securities Escrow Agreement shall have been executed by the parties thereto and the Escrow Shares  shall have been deposited into the escrow account pursuant to the terms of the Securities Escrow Agreement.

(o)            Material Adverse Effect. No Material Adverse Effect shall have occurred at or before the Closing Date.

ARTICLE V

Share Certificate Legend

Section 5.1            Legend.  In the event that the Preferred Shares are issued in certificated form, each share certificate representing the Preferred Shares and if appropriate, securities issued upon conversion  thereof, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

“THESE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

Each share certificate representing the Preferred Shares, if issued,  and if appropriate, securities issued upon conversion thereof, if such securities are being offered to Purchasers in reliance upon Regulation S, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.  HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

The Company agrees to reissue certificates representing any of the Conversion Shares, if certificated, without the legend set forth above if at such time, prior to making any transfer of any such securities, such holder thereof shall give written notice to the Company describing the manner and terms of such sale and removal as the Company may reasonably request.  Such proposed transfer and removal will not be effected until: (a) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that the registration of the Conversion Shares under the Securities Act is not required in connection with such proposed transfer, (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Company with the Commission and has become effective under the Securities Act, (iii) the Company has received other evidence reasonably satisfactory to the Company that such registration and qualification under the Securities Act and state securities laws are not required, or (iv) the holder provides the Company with reasonable assurances that such security can be sold pursuant to Rule 144(i)  under the Securities Act; and (b) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that registration or qualification under the securities or “blue sky” laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or “blue sky” laws has been effected or a valid exemption exists with respect thereto. The Company will respond to any such notice from a holder within five (5) business days. In the case of any proposed transfer under this Section 5.1, the Company will use reasonable efforts to comply with any such applicable state securities or “blue sky” laws, but shall in no event be required, (x) to qualify to do business in any state where it is not then qualified, (y) to take any action that would subject it to tax or to the general service of process in any state where it is not then subject, or (z) to comply with state securities or “blue sky” laws of any state for which registration by coordination is unavailable to the Company. The restrictions on transfer contained in this Section 5.1 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement. Whenever a certificate representing the Conversion Shares is required to be issued to a Purchaser without a legend, in lieu of delivering physical certificates representing the Conversion Shares (provided that a registration statement under the Securities Act providing for the resale of the Conversion Shares is then in effect), the Company may cause its transfer agent to electronically transmit the Conversion Shares to a Purchaser by crediting the account of such Purchaser or such Purchaser’s prime broker with the DTC through its DWAC system (to the extent not inconsistent with any provisions of this Agreement).

ARTICLE VI

Indemnification

Section 6.1             General Indemnity.  The Company agrees to indemnify and hold harmless the Purchasers (and their respective directors, officers, managers, partners, members, shareholders, affiliates, agents, successors and assigns) from the Closing Date until the expiration of the Survival Period (as defined below), from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by the Purchasers as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein. Each Purchaser severally but not jointly agrees to indemnify and hold harmless the Company (and its directors, officers, affiliates, agents, successors and assigns), during the Survival Period,  from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by the Company as a result of any inaccuracy in or breach of the representations, warranties or covenants made by such Purchaser herein. The maximum aggregate liability of each Purchaser pursuant to its indemnification obligations under this Article VI shall not exceed the portion of the Purchase Price paid by such Purchaser hereunder. In no event shall any “Indemnified Party” (as defined below) be entitled to recover consequential or punitive damages resulting from a breach or violation of this Agreement.

Section 6.2             Indemnification Procedure.  Any party entitled to indemnification under this Article VI (an “Indemnified Party”) will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article VI except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the Indemnified Party a conflict of interest between it and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. In the event that the indemnifying party advises an Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnified Party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The Indemnified Party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party which relates to such action or claim. The indemnifying party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall be liable for any settlement if the indemnifying party is advised of the settlement but fails to respond to the settlement within thirty (30) days of receipt of such notification. Notwithstanding anything in this Article VI to the contrary, the indemnifying party shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the Indemnified Party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the Indemnified Party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

Section 6.3             Survival.  All representations, warranties, covenants, and obligations in this Agreement shall expire upon the earlier of (i) the listing of the Company’s Ordinary Shares on a national securities exchange, or (ii) twenty-four (24) months following the date this Agreement is executed (the “Survival Period”).

ARTICLE VII

Miscellaneous

Section 7.1             Fees and Expenses.  Except as otherwise set forth in this Agreement and the other Transaction Documents, each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

Section 7.2             Specific Enforcement, Consent to Jurisdiction.

(a)            The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b)            Each of the Company and the Purchasers (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchasers consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 7.2 shall affect or limit any right to serve process in any other manner permitted by law.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  The Company hereby appoints Loeb & Loeb LLP, with offices at 345 Park Avenue, New York, NY 10154 as its agent for service of process in New York.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

Section 7.3             Entire Agreement; Amendment.  This Agreement and the other Transaction Documents contains the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the Transaction Documents, neither the Company nor any of the Purchasers makes any representations, warranty, covenant or undertaking with respect to such matters and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. No provision of this Agreement nor any of the Transaction Documents may be waived or amended other than by a written instrument signed by the Company and the Purchaser Representative, on behalf of the holders of the Preferred Shares, and after, if required, approval of the holders of a majority of the Preferred Shares then outstanding. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents or holders of Preferred Shares, as the case may be.

Section 7.4             Appointment of Purchaser Representative.  Each Purchaser hereby irrevocably appoints Guibao Liu, on behalf of CNH Partners, LLC, to serve as the initial Purchaser Representative to receive notices from the Company or any other person in connection with any of the Transaction Documents and to act on his/her behalf in any manner whatsoever as contemplated by the Transaction Documents.  Attached hereto as Exhibit 7.4 is a letter of acceptance of Guibao Liu, on behalf of CNH Partners, LLC, evidencing his/her acceptance of the appointment as Purchaser Representative and agrees to act as the Purchaser Representative in connection and in accordance with the Transaction Documents.

Section 7.5             Notices.  All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, upon date of delivery as evidenced by the receipt, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 4), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to the Company:

China Dredging Group Ltd.
Floor 18, Tower A
Zhongshan Building, No. 154
Hudong Road, Gulou District, Fuzhou City, Fujian Province, PRC
Attention: Mr. Zhuo Xinrong
Tel. No.:
Fax No.:

with copies (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
Tel. No.: (212) 407-4000
Fax No.: (212) 407-4990

If to any Purchaser:  At the address of the Purchaser Representative set forth on Exhibit A to this Agreement, as the case may be,

with copies (which shall not constitute notice) to:

GNH Partners, LLC, Two Greenwich Plaza, Greenwich, CT 06830
Attention:  Guibao Liu,
Tel:  (203) 742-3600
Fax:

Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

Section 7.6             Waivers.  No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 7.7             Headings.  The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

Section 7.8             Successors and Assigns.  This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Purchasers, as applicable, provided, however, that, subject to federal and state securities laws and as otherwise provided in the Transaction Documents, a Purchaser may assign its rights and delegate its duties hereunder in whole or in part (i) to a third party acquiring all or substantially all of its Shares in a private transaction or (ii) to an affiliate, in each case, without the prior written consent of the Company or the other Purchasers, after notice duly given by such Purchaser to the Company.  Notwithstanding the foregoing, (i) no assignment shall affect the obligations of a Purchaser hereunder, (ii) an assignee shall not be entitled to receive any Escrow Shares and (iii) an assignee must agree in writing to be bound, with respect to the transferred securities, by the provisions hereof that apply to the Purchasers.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. If any Purchaser transfers Preferred Shares purchased hereunder, any such penalty shares or liquidated damages, as the case may be, pursuant to this Agreement shall similarly transfer to such transferee with no further action required by the purchaser or the Company.

Section 7.9             No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 7.10           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

Section 7.11           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

Section 7.12           Publicity.  The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Purchasers without the consent of the Purchasers unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

Section 7.13           Severability.  The provisions of this Agreement and the Transaction Documents are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement or the Transaction Documents shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the Transaction Documents and such provision shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 7.14           Further Assurances.  From and after the date of this Agreement, upon the request of any Purchaser or the Company, each of the Company and the Purchasers shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Preferred Shares, the Conversion Shares, the Memorandum and Articles of Association, the Registration Rights Agreement and the other Transaction Documents.

Section 7.15           Currency.  Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States Dollars.  All amounts owing under this Agreement or any Transaction Document shall be paid in US dollars.  All amounts denominated in other currencies shall be converted in the US dollar equivalent amount in accordance with the Exchange Rate on the date of calculation.  “Exchange Rate” means, in relation to any amount of currency to be converted into US dollars pursuant to this Agreement, the US dollar exchange rate as published in The Wall Street Journal on the relevant date of calculation

Section 7.16           Termination.  This Agreement may be terminated prior to Closing:

(a)            by mutual written agreement of the Purchasers and the Company, a copy of which shall be provided to Collateral Agents LLC pursuant to the terms of the Funds Escrow Agreement; and

(b)            by the Company or a Purchaser (as to itself but no other Purchaser) upon written notice to the other, with a copy to Collateral Agents LLC, if the Closing shall not have taken place by 5:00 p.m. Eastern time on October  29, 2010, unless extended for a period of no more than sixty (60) calendar days by the Company, in which case the Closing shall not have taken place by 5:00 p.m. Eastern time on December 29, 2010; provided, that the right to terminate this Agreement under this Section 7.17(b) shall not be available to any person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time.

(c)            In the event of a termination pursuant to Section 7.16(a) or 7.16(b), each Purchaser shall have the right to a return of up to its entire Purchase Price deposited with the Escrow Agent pursuant to this Agreement, without interest or deduction.  The Company covenants and agrees to cooperate with such Purchaser in obtaining the return of its Purchase Price, and shall not communicate any instructions to the contrary to the Collateral Agents LLC.

(d)            In the event of a termination pursuant to this Section, the Company shall promptly notify all non-terminating Purchasers. Upon a termination in accordance with this Section 7.16, the Company and the terminating Purchaser(s) shall not have any further obligation or liability (including as arising from such termination) to the other and no Purchaser will have any liability to any other Purchaser under the Transaction Documents as a result therefrom.

Section 7.17           Certificates.  The Purchaser acknowledges and agrees that the Preferred Shares and any Shares issuable to the Purchaser will be transferred to the Purchaser in uncertificated form unless Purchaser specifically requests a certificate, at the option of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

CHINA DREDGING GROUP LTD.

By:
	Name:	Zhuo Xinrong
	Title:	Chief Executive Officer

COUNTERPART SIGNATURE PAGE

(FOR ISSUANCES TO AN ENTITY PURSUANT TO SECTION 4(2))

By its execution and delivery of this signature page, the undersigned Purchaser hereby joins in and agrees to be bound by the terms and conditions of the Securities Purchase Agreement between China Dredging Group Co., Ltd. and the Purchasers (as defined therein), as to the number of Preferred Shares set forth below, and authorizes this signature page to be attached to the Purchase Agreement or counterparts thereof and for its name, address and number of Preferred Shares purchased to be added to Exhibit A of the Securities Purchase Agreement.

(Entity Name)

By:
Name:
Title:

Circle the category under which you are an “accredited investor” pursuant to Exhibit B:

1           2           3           4           5           6           7           8

Investment Amount:

PRINT EXACT NAME IN WHICH YOU WANT THE SECURITIES TO BE REGISTERED

Attn:

Address:

Phone No.

Email Address:

Tax ID Number:

COUNTERPART SIGNATURE PAGE

(FOR ISSUANCES TO AN ENTITY PURSUANT TO REGULATION S)

By its execution and delivery of this signature page, the undersigned Purchaser hereby joins in and agrees to be bound by the terms and conditions of the Securities Purchase Agreement, between China Dredging Group Ltd. and the Purchasers (as defined therein), as to the number of Preferred Shares set forth below, and authorizes this signature page to be attached to the Purchase Agreement or counterparts thereof and for its name, address and number of Preferred Shares purchased to be added to Exhibit A of the Securities Purchase Agreement.

(Entity Name)

By:
Name:
Title:

Investment Amount:

OFFSHORE DELIVERY INSTRUCTIONS:

PRINT EXACT NAME IN WHICH YOU WANT THE SECURITIES TO BE REGISTERED

Attn:

Address:

Phone No.

Email Address: